UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2023

 United Fire Group Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids	Iowa	52401
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (319) 399-5700
_______________________N/A________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	UFCS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

UFG Insurance Appoints Julie Stephenson as New Chief Operating Officer

On January 5, 2023, the Company announced the appointment of Julie Stephenson, age 55, as Executive Vice President and Chief Operating Officer. Ms. Stephenson has over 25 years of experience in the insurance industry, most recently serving as global head of casualty reinsurance at Swiss Re. Prior to joining Swiss Re in 2021, she held the positions of chief operating officer-middle market (2019-2021) and commercial chief underwriting officer (2015-2019) at CNA Insurance and global liability manager for Chubb Insurance. She earned a bachelor’s degree in mechanical engineering from Texas A&M University. She will begin her duties as Executive Vice President and Chief Operating Officer on Monday, January 30, 2023 (the "Effective Date").

In accordance with the terms of Ms. Stephenson’s Executive Employment Offer Letter (the “Offer Letter”), Ms. Stephenson’s initial base salary will be $575,000 per year, subject to regular annual review, payable in accordance with the standard payroll practices of the Company, and subject to all withholdings and deductions, as required by law.

Pursuant to the Offer Letter and payable in March 2023, Ms. Stephenson will receive a guaranteed cash bonus in the amount of $537,000, regardless of attainment of performance measures applicable to other senior executives, to compensate her for compensation she forfeited upon separating from her prior employer. For 2023, the Offer Letter provides that Ms. Stephenson will be eligible for a cash bonus at target of 110% of base salary, pro-rated for her partial year of employment, with an opportunity to achieve up to 200% of the target cash bonus opportunity upon attainment of the maximum level in all performance metric categories established by the Company’s Board of Directors, and set forth in the Company’s anticipated 2023 annual incentive plan for its most senior management team members. The Offer Letter also provides that Ms. Stephenson is eligible for a retention bonus in the gross amount of $60,400 if she remains Chief Operating Officer of the Company through March 31, 2025, and an additional retention bonus in the gross amount of $240,000 if she remains Chief Operating Officer of the Company through March 31, 2026.

Ms. Stephenson is eligible to receive an annual equity award determined by the Board. In 2023, the Chief Executive Officer will recommend to the Company’s Board of Directors that Ms. Stephenson’s total award opportunity shall be 110% of her base salary (up to $632,500), comprising of: (i) $158,125 stock options (25%); (ii) $158,125 RSUs (25%); and (iii) $316,250 PSUs valued at target with a maximum payout opportunity of $474,375 (150% of target), prorated based on her start date with the Company. Additionally, the Company will grant Ms. Stephenson, in replacement of lost equity compensation from her prior employer, an award of restricted stock units (“RSUs”) under the United Fire Group, Inc. 2021 Stock and Incentive Plan as follows: 6,730 RSUs to vest on March 1, 2023; 3,831 RSUs to vest on March 1, 2024; the number of RSUs equivalent to CHF 125,000 (based on the actual conversion of Swiss francs to U.S. dollars as of November 25, 2022) to vest on March 31, 2024; and the number of RSUs equivalent to CHF 500,000 (based on the actual conversion of Swiss francs to U.S. dollars as of November 25, 2022) to vest on March 31, 2025.

Ms. Stephenson has also entered into the Company's standard form of Change in Control Severance Agreement for its named executive officers. The agreement, among other things, provides for: 1) an 18-month non-competition agreement and 2) in the event of both a change in control and termination of employment by the Company without cause: a) a severance benefit payable to the named executive officer in an amount equal to 1.5 times her highest annual base salary plus target annual incentive compensation, b) the continuation of certain insurance benefits for a period of 18 months, c) the full vesting of each long-term incentive award held by the named executive officer, with any performance measures deemed satisfied at the target level, and d) certain outplacement benefits.

The above description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter filed herewith as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.
On January 5, 2023, the Company issued a press release announcing the appointment of Julie Stephenson as Executive Vice President and Chief Operating Officer effective January 30, 2023. A copy of the press release is being furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit 10.1	Executive employment offer letter to Julie Stephenson, Chief Operating Officer
Exhibit 99.1	Press release of United Fire Group, Inc. dated January 5, 2023
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire Group, Inc.
(Registrant)

Dated:	January 5, 2023	/s/ Kevin J. Leidwinger
Kevin J. Leidwinger, Chief Executive Officer

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